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                                                                    EXHIBIT 23.3


                 CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated September 19, 1996 (except with respect to the matter discussed in the seventh paragraph of Note 5, as to which the date is June 27, 1997), with respect to the consolidated statements of operations, redeemable common stock and stockholders' equity and cash flows of Randall's Food Markets, Inc. and subsidiaries (the Company) for the fiscal year ended June 29, 1996, included in this registration statement and to all references to our firm included in this registration statement. It should be noted that we have not audited any financial statements of the Company subsequent to June 29, 1996, or performed any audit procedures subsequent to the date of our report.

/s/ ARTHUR ANDERSEN LLP


Houston, Texas
August 5, 1999